Exhibit 11.1

ALPHA TAU MEDICAL LTD.

INSIDER TRADING COMPLIANCE POLICY

Amended on March 12, 2025

i

ALPHA TAU MEDICAL LTD.

INSIDER TRADING COMPLIANCE POLICY

U.S. federal securities laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm our company’s reputation, and result in your dismissal from Alpha Tau Medical Ltd. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

I.	Summary

Preventing insider trading is necessary to comply with U.S. federal securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer.

For purposes of this Policy, the “Compliance Officer” will be the Company’s VP Legal; provided that if the VP Legal is unavailable or personally involved in the transaction at issue, the Compliance Officer will be the Company’s Chief Financial Officer.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II.	Statement of Policies Prohibiting Insider Trading

Unless otherwise permitted by this Policy, you must not (a) purchase sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company or (b) purchase, sell, gift or otherwise transfer any security of any other company, while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company..

These prohibitions do not apply to:

●	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

●	exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (a “broker-assisted cashless exercise” of a Company share option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

●	gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy; or

●	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event- specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

No officer, director, or employee will directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

III.	Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.

“Securities” includes shares, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-share transactions, conversions, the exercise of share options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

A.	What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen— could be deemed material.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; clinical trial progress or results; possible mergers, acquisitions, tender offers, or dispositions; dividends; major new products or product developments; important business developments such as major contract awards or cancellations, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; unexpected manufacturing issues; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.

B.	What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; broadcasts on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday.

C.	Who Is an Insider?

“Insiders” include officers, directors, and any employees of a company, or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;

●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2.17 million (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to $5 million ($25 million for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

IV.	Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, or employee will purchase, sell, gift or otherwise transfer any security of the Company during the period beginning at 11:59 p.m. ET on the 7th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding blackout period would begin at 11:59 p.m., ET, on December 24 and end at the close of trading (generally, 4:01 p.m., ET) on the second full trading day after the public release of earnings data for such fiscal quarter.

Exceptions to the blackout period policy may be approved, in limited circumstances, only by the Company’s VP Legal or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

In order to assist you in complying with this Policy, the Company may deliver an email (or other communication) notifying all individuals subject to the blackout restrictions under this policy when a quarterly blackout period has begun and when such period has ended. The Company’s delivery or non-delivery of these emails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.

The safest period for trading in the Company’s securities, assuming the absence of material, nonpublic information, generally is the first ten trading days following the end of a blackout period discussed above. This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material, nonpublic information about the expected financial results for that quarter.

From time to time, the Company, through the Board of Directors or the VP Legal or Chief Financial Officer, may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR prohibit directors and officers from trading in a company's securities when a company pension plan has instituted a blackout period prohibiting participants in the plan from selling plan securities. If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and executive officer will not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

B.	Pre-clearance of All Trades by All Officers, Directors and Management Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company shares, the exercise of share options, elective transactions under 401(k)/ESPP/deferred compensation plans, if any, and the sale of Company shares issued upon exercise of share options) by officers, directors, and Company members of its management forum listed (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Compliance Officer, except for certain exempt transactions as explained in Section VI of this Policy.

A request for pre-clearance should be in writing (including by email) (in the form approved by the Compliance Officer, attached hereto as Attachment A), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Officer, attached hereto as Attachment B or as otherwise amended by the Compliance Officer from time to time) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer will have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance, unless a specific exception has been granted by the Compliance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre- cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.B. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.B, none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.	Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

1.	Access to Information

Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

In communicating material nonpublic information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer or Chief Operating Officer.

V.	Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, and employees will comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that an officer, director, or employee is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. Such transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited unless pre-cleared in accordance with this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of share options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan (as defined below) approved in compliance with this Policy, executed by the broker when the individual subject to this Policy is aware of material nonpublic information about the Company, may result in unlawful insider trading. Other than in connection with Trading Plan under this Policy, entry into or fulfillment of a standing order is prohibited whenever an individual subject to this Policy is in possession of material nonpublic information about the Company (including during a quarterly blackout period for persons subject to the blackout restrictions of this Policy or ad hoc blackout period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a person subject to the blackout restrictions of this Policy or a person subject to an ad hoc blackout period, must be immediately canceled upon commencement of quarterly blackout or ad hoc blackout period, as applicable.

F.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s shares in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:

●	has been submitted to and preapproved by the Company’s Compliance Officer, or such other person as the Board of Directors may designate from time to time, at least 30 days before the commencement of any transactions under the Trading Plan with directors and senior management subject to a longer “cooling-off period” as required by Rule 10b5-1;

●	you entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 at a time when you were not in possession of material nonpublic information about the Company and, to the extent required by Rule 10b5-1, contains representations in the Trading Plan certifying as to the same; and

●	either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.

You may only adopt more than one Trading Plan at a time if the adoption of an additional Trading Plan is under the limited circumstances permitted by Rule 10b5-1. You may only amend a Trading Plan outside of quarterly trading blackout periods when you do not possess material nonpublic information. Any amendment of a Trading Plan must be preapproved by the Compliance Officer at least 30 days before you trade under an amended Trading Plan with directors and senior management subject to a longer “cooling-off period” as required by Rule 10b5-1 for certain amendments (i.e. those that change the amount, price, or timing of purchases or sales). However, previously scheduled trades under the Trading Plan before its amendment may continue until the amended Trading Plan takes effect.

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right, from time to time, to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

VII.	Execution and Return of Certification of Compliance

After reading this Policy, and subsequently on an annual basis, all officers, directors, and employees should execute and return to the Company’s Compliance Officer the Certification of Compliance form attached hereto as Attachment B or otherwise acknowledge their compliance through alternative means that the Company may designate.

Attachment A

Pre-Clearance Request

Please complete and return this form to the VP Legal via email to RebeccaB@alphatau.com.

Name of Person Requesting Pre-Clearance

Note: You must pre-clear transactions involving Alpha Tau securities by you, your spouse, children and relatives sharing your household, as well as transactions involving other entities such as trusts, corporations and partnerships in which you have or share control.

Type of Security [check all applicable boxes]

☐	Ordinary Share
☐	Restricted Share
☐	Restricted Share Unit
☐	Share Option
☐	Other

Number of Securities

Proposed Date of Transaction

Type of Transaction [check all applicable boxes]

☐	Share Option exercise – exercise price paid as follows:

☐	Broker’s cashless exchange
☐	Cash payment
☐	Other

☐	Withholding tax with respect to Restricted Shares, Restricted Share Units or Share Options paid as follows:

☐	Broker’s cashless exchange
☐	Cash payment
☐	Other

☐	Conversion or exchange of derivative security that will settle in Ordinary Shares
☐	Gift
☐	Purchase
☐	Sale
☐	Transfer
☐	Other

*	Includes, but is not limited to, conversion or exchange of any security or other interest that is convertible for or exchangeable into (x) any equity or other security of the Company or (y) any equity or other security of a subsidiary of the Company, which in turn is convertible for or exchangeable into any equity or other security of the Company.

Attachment A

Other Information

Please provide any relevant details regarding the proposed transaction.

Certification and Acknowledgment:

Note: Please review the Alpha Tau Medical Ltd. Insider Trading Compliance Policy prior to making the below certification and acknowledgment. Certain of the above transactions (e.g., the exercise of a share option and certain gift transactions1 or other transfers) may be permitted while you are in possession of material non-public information.

☐	I am not currently in possession of any material non-public information relating to Alpha Tau Medical Ltd. and its subsidiaries.

☐	I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Alpha Tau Medical Ltd. arises and, in the reasonable judgment of Alpha Tau Medical Ltd., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

☐	I hereby certify that the statements made on this form are true and correct.

Signature	Date

Print Name

Email

Telephone Number

☐	Request Approved (transaction must be effected within five business days of receipt of pre- clearance, as described in Section IV of the Insider Trading Compliance Policy; a pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution).

☐	Request Denied

☐	Request Approved with the following modification:

Signature	Date

Print Name

Title

[1]	E.g., charitable gifts, gifts to family members or gifts for estate planning purposes.

Attachment B

Certification of Compliance

Return by

To:                                                    , VP Legal

From:

Re:	Insider Trading Compliance Policy of Alpha Tau Medical Ltd.

I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Alpha Tau Medical Ltd., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

Signature	Date

Title